Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AVID TECHNOLOGY, INC.,

HIGHEST MOUNTAIN CORPORATION

and

PINNACLE SYSTEMS, INC.

Dated as of March 20, 2005

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1

1.1	Effective Time of the Merger	1
1.2	Closing	2
1.3	Effects of the Merger	2
1.4	Directors and Officers of the Surviving Corporation	2

ARTICLE II	CONVERSION OF SECURITIES	3

2.1	Conversion of Capital Stock	3
2.2	Exchange of Certificates	4
2.3	Company Stock Plans	7
2.4	Dissenting Shares	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

3.1	Organization, Standing and Power; Subsidiaries	8
3.2	Capitalization	10
3.3	Authority; No Conflict; Required Filings and Consents	12
3.4	SEC Filings; Financial Statements; Information Provided	14
3.5	No Undisclosed Liabilities	17
3.6	Absence of Certain Changes or Events	17
3.7	Taxes	18
3.8	Owned and Leased Real Properties	21
3.9	Intellectual Property	21
3.10	Agreements, Contracts and Commitments	24
3.11	Litigation; Product Liability	26
3.12	Environmental Matters	27
3.13	Employee Benefit Plans	29
3.14	Compliance With Laws	31
3.15	Permits	32
3.16	Labor Matters	32
3.17	Insurance	33
3.18	Inventory	34
3.19	Assets	34
3.20	Warranty	34
3.21	Customers and Suppliers	34
3.22	No Existing Discussions	34
3.23	Opinion of Company Financial Advisor	34
3.24	Rights Agreement	35
3.25	Privacy Policies	35
3.26	Brokers; Fees and Expenses	35

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	36

4.1	Organization, Standing and Power	36
4.2	Capitalization	37
4.3	Authority; No Conflict; Required Filings and Consents	37
4.4	SEC Filings; Financial Statements; Information Provided	39
4.5	Absence of Certain Changes or Events	41
4.6	Tax Matters	41
4.7	Operations of the Transitory Subsidiary	41
4.8	Opinion of Buyer Financial Advisor	42

ARTICLE V	CONDUCT OF BUSINESS	42

5.1	Covenants of the Company	42
5.2	Confidentiality	45

ARTICLE VI	ADDITIONAL AGREEMENTS	45

6.1	No Solicitation	45
6.2	Joint Proxy Statement/Prospectus; Registration Statement	48
6.3	Nasdaq Quotation	49
6.4	Access to Information	49
6.5	Shareholders and Stockholders Meeting	50
6.6	Legal Conditions to the Merger	51
6.7	Public Disclosure	52
6.8	Section 368(a) Reorganization	53
6.9	Affiliate Legends	53
6.10	Nasdaq Stock Market Listing	53
6.11	Shareholder Litigation	53
6.12	Indemnification	53
6.13	Employee Matters	54
6.14	Notification of Certain Matters	54
6.15	Exemption from Liability Under Section 16(b)	55

ARTICLE VII	CONDITIONS TO MERGER	55

7.1	Conditions to Each Party’s Obligation To Effect the Merger	55
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	56
7.3	Additional Conditions to Obligations of the Company	58

ARTICLE VIII	TERMINATION AND AMENDMENT	59

8.1	Termination	59
8.2	Effect of Termination	61
8.3	Fees and Expenses	61
8.4	Amendment	62

8.5	Extension; Waiver	62

ARTICLE IX	MISCELLANEOUS	63

9.1	Nonsurvival of Representations and Warranties	63
9.2	Notices	63
9.3	Entire Agreement	64
9.4	No Third Party Beneficiaries	64
9.5	Assignment	64
9.6	Severability	64
9.7	Counterparts and Signature	65
9.8	Interpretation	65
9.9	Governing Law	65
9.10	Remedies	65
9.11	Submission to Jurisdiction	66
9.12	WAIVER OF JURY TRIAL	66

Schedule A	Parties to Voting Agreements
Exhibit A	Form of Voting Agreement for Shareholders of the Company
Exhibit B	Form of Voting Agreement for Stockholders of the Buyer

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(d)
Agreement	Preamble
Agreement of Merger	Section 1.1
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Board	Section 4.3(a)
Buyer Charter Approval	Section 4.3(a)
Buyer Closing Price	Section 2.2(e)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.1
Buyer Preferred Stock	Section 4.2
Buyer SEC Reports	Section 4.4(a)
Buyer Stockholder Approvals	Section 4.3(a)
Buyer Stockholders Meeting	Section 3.4(d)
Buyer Stockholder Voting Agreement	Preamble
Buyer Transaction Approval	Section 4.3(a)
Buyer Voting Proposals	Section 3.4(d)
Certificates	Section 2.2(a)
CGCL	Preamble
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(b)
Company Confidentiality Agreement	Section 5.2
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company ESPP	Section 2.3(e)
Company Insiders	Section 6.15(c)
Company Intellectual Property	Section 3.9(b)
Company Leases	Section 3.8(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.10(a)
Company Obligations	Section 3.5

Terms	Reference in Agreement
Company Permits	Section 3.15
Company Preferred Stock	Section 3.2(a)
Company Rights	Section 3.2(d)
Company Rights Plan	Section 3.2(d)
Company SEC Reports	Section 3.4(a)
Company Shareholder Approval	Section 3.3(a)
Company Shareholders Meeting	Section 3.4(d)
Company Shareholder Voting Agreement	Preamble
Company Standard Form Contract	Section 3.10(e)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreements	Section 5.2
Contamination	Section 3.12(c)
Continuing Employees	Section 6.13
Control	Section 7.2(c)
Control Test	Section 7.2(c)
Customer Deliverables	Section 3.9(b)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environmental Law	Section 3.12(b)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Act	Section 3.3(c)
Exchange Ratio	Section 2.1(c)
Foreign Employees	Section 3.16(b)
GAAP	Section 3.4(b)
German Financial Statements Governmental Entity	Section 3.4(c) Section 3.3(c)
Hazardous Substance	Section 3.12(e)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.12(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.4(d)
Liens	Section 3.2(f)
Major Customers	Section 3.10(a)
Major Customer Contracts	Section 3.10(a)
Merger	Preamble

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Terms	Reference in Agreement
Merger Consideration Open Source Materials	Section 2.1(c) Section 3.9(e)
Ordinary Course of Business	Section 3.2(d)
Outside Date	Section 8.1(b)
Per Share Cash Payment	Section 2.1(c)
Person	Section 2.2(b)
Registration Statement	Section 3.4(d)
Regulation M-A Filing	Section 3.4(d)
Release	Section 3.12(d)
Representatives	Section 6.1(a)
Rights Agreement Amendment	Section 3.24
Rule 145 Affiliates	Section 6.9
Sarbanes-Oxley Act	Section 3.4(f)
SEC	Section 3.3(c)
Section 16 Information	Section 6.15(b)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tail Transaction	Section 8.3(c)
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Third Party Intellectual Property	Section 3.9(b)
Transitory Subsidiary	Preamble
UK Employees	Section 3.13(k)
UK Subsidiary	Section 3.7(v)
Unit	Section 2.3(b)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 20, 2005 by and among Avid Technology, Inc., a Delaware corporation (the “Buyer”), Highest Mountain Corporation, a California corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Pinnacle Systems, Inc., a California corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their stockholders and shareholders, respectively, that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the California General Corporation Law (the “CGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s and the Company’s willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into the voting agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Shareholder Voting Agreement”), pursuant to which such shareholders have, among other things, granted the Buyer a proxy to vote all of the shares of capital stock of the Company that such shareholders own in favor of the Company Voting Proposal and the stockholders of the Buyer listed on Schedule A have entered into the voting agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Buyer Stockholder Voting Agreement”), pursuant to which such stockholders have, among other things, granted the Company a proxy to vote all of the shares of capital stock of the Buyer that such stockholders own in favor of the Buyer Voting Proposals; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of California, an Agreement of Merger (the “Agreement of Merger”) in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or at such later time as is established by the Buyer and the Company and set forth in the Agreement of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Articles of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article III of such Articles of Incorporation reads in its entirety as follows: “The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, no par value per share,” and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with the CGCL and (iii) the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read the same as the By-laws of the Transitory Subsidiary, except that all references to the name of the Transitory Subsidiary shall be amended to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the CGCL. The Merger shall have the effects set forth in Section 1107 of the CGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, without par value per share, of the Surviving Corporation.

(b) Cancellation of Buyer-Owned Stock. All shares of common stock, without par value per share, of the Company (“Company Common Stock”) that are owned by the Company or any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary (as defined in Section 3.1(b) hereof) of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio and Per Share Cash Consideration for Company Common Stock. Subject to Section 2.1(d) and Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4 below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (i) 0.0869 share (the “Exchange Ratio”) of common stock, $.01 par value per share, of the Buyer (“Buyer Common Stock”) plus (ii) $1.00 in cash (the “Per Share Cash Payment” and, together with the foregoing Buyer Common Stock, the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest on the Per Share Cash Payment, and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Changes in Capitalization. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time. The Exchange Ratio and the Per Share Cash Payment shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock payable with respect to the Company Common Stock outstanding as of the Effective Time and the aggregate Per Share Cash Payment payable with respect to the Company Common Stock outstanding as of the Effective Time (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and such Per Share Cash Payment being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock may then be entitled pursuant to Section 2.2(c).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event, no later than five business days after the Effective Time), the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below) plus (B) the Per Share Cash Payment payable with respect such Certificate. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (and the Exchange Agent shall transmit to such holder no later than five business days after receipt of the foregoing items from such holder) a certificate representing that number of whole shares of Buyer Common Stock and the Per Share Cash Payment that such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. No interest will accrue or be paid on any payment payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock and the Per Share Cash Payment, plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and, if applicable, by evidence that any stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock and the Per Share Cash Payment payable with respect such Certificate, plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2. For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Closing Price. “Buyer Closing Price” shall mean the last reported sales price of Buyer Common Stock at 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market on the Effective Date (or, if the Effective Date is not a trading day, the last trading day preceding the Effective Date).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for a period of one year after the Effective Time shall be delivered to the Buyer, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Stock, the Per Share Cash Payment, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

(g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, the Per Share Cash Payment and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Buyer Common Stock, the Per Share Cash Payment or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Company, the Surviving Corporation, the Transitory Subsidiary and the Exchange Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the holders of shares of Company Common Stock and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of the shares of Company Common Stock or other recipient of payments in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, the Per Share Cash Payment and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) with respect to each option (the “Company Stock Options”) to purchase Company Common Stock granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) outstanding immediately prior to the Effective Time, to cause the vesting of any unvested portion of such Company Stock Options to be accelerated in full effective immediately prior to the Effective Time; and

(ii) to cause each Company Stock Option outstanding immediately prior to the Effective Time to be (A) exercised for shares of Company Common Stock prior to the Effective Time, (B) converted into the right to receive shares of Buyer Common Stock in accordance with Section 2.3(b) as of or immediately prior to the Effective Time or (C) cancelled in accordance with 2.3(c) as of or immediately prior to the Effective Time.

(b) Each holder of a Company Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock less than the sum of (i) the Exchange Ratio multiplied by the Buyer Closing Price plus (ii) $1.00 shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, upon surrender of such option, a number of Units per share of Company Common Stock subject to such Company Stock Option equal to a fraction (i) the numerator of which is (A) the Exchange Ratio multiplied by the Buyer Closing Price plus (B) $1.00 less (C) the exercise price per share of Company Common Stock subject to such Company Stock Option, and (ii) the denominator of which is (A) the Exchange Ratio multiplied by the Buyer Closing Price plus (B) $1.00. Each Unit shall consist of a fraction of a share of Buyer Common Stock equal to the Exchange Ratio plus $1.00 in cash.

(c) Each Company Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock greater than or equal to the sum of (i) the Exchange Ratio multiplied by Buyer Closing Price plus (ii) $1.00 shall be cancelled and have no further force or effect as of the Effective Time.

(d) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of a Company Stock Option a letter describing the treatment of such Company Stock Option pursuant to this Section 2.3 and providing instructions for use in (i) exercising such Company Stock Options for shares of Company Common Stock prior to the Effective Time or (ii) if not exercised prior to the Effective Time, receiving Buyer Common Stock and cash pursuant to Section 2.3(b) in exchange for the cancellation of such Company Stock Option.

(e) The Company shall terminate its 2004 Employee Stock Purchase Plan (the “Company ESPP”) in accordance with its terms as of or prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock outstanding on the date for determination of shareholders entitled to vote on the Merger and not voted in favor of the approval of the principal terms of the Merger (or in the case of shares described in Section 1300(b)(i)(A) or (B) of the CGCL (without regard to the provisions in that paragraph) that were voted against the Merger) and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the CGCL and not effectively withdrawn or forfeited prior to the Effective Time (“Dissenting Shares”) shall not be converted into or represent the right to receive shares of Buyer Common Stock in accordance with Section 2.1 unless the rights of the holder of such Dissenting Shares to appraisal shall have ceased in accordance with Section 1309 of the CGCL. If the holder of Dissenting shares has so forfeited or withdrawn such holder’s rights to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive shares of Buyer Common Stock in accordance with Section 2.1, and (ii) following the occurrence of such event, upon proper surrender of the Certificate in accordance with Section 2.2 the Buyer shall deliver to such the holder of the Dissenting Shares the shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.1.

(b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to determine the statement of price required by Section 1301(a) of the CGCL and to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered or made available to the Buyer correct and complete copies of the minutes of all meetings of the shareholders, the Board of Directors and each committee of the Boards of Directors of the Company and each of its Subsidiaries held since January 1, 2002 (excluding all names and information required to be redacted in compliance with applicable laws governing the sharing of information or in accordance with existing nondisclosure agreements). For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however, none of the following in and of itself or themselves shall be deemed to constitute a Company Material Adverse Effect: (w) any decrease in the market price or trading volume of the Company Common Stock after the date hereof (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect); (x) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (y) any cancellation or deferral of customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships or loss of broadcast employees, in each case to the extent attributable to the public announcement or pendency of the Merger; or (z) any adverse change, event, circumstance, development or effect that results from changes attributable to conditions affecting the industries in which the Company participates or the economy as a whole in the United States or the other countries in which the Company conducts its principal operations or derives significant sales (which changes in each case do not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

(c) The Company has delivered or made available to the Buyer complete and accurate copies of the Articles of Incorporation and By-laws of the Company and of the charter, by-laws, memorandum or articles of association or other organizational documents of each Subsidiary of the Company.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”), of which 25,000 shares are designated Series A Participating Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Articles of Incorporation. As of March 18, 2005, (i) 70,059,873 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable shareholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement and whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger.

(c) Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant Company Stock Plans and sets forth a complete and accurate list of all holders of Company Stock Options under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. There are no warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement. The Company has delivered or made available to the Buyer accurate and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(d) Except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, and (z) the rights (the “Company Rights”) issued and issuable under the Amended and Restated Preferred Stock Rights Agreement dated as of October 20, 2004, between the Company and Mellon Investor Services LLC f/k/a ChaseMellon Shareholder Services, L.L.C. (the “Company Rights Plan”), (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based equity rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Company Shareholder Voting Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. For the purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

(e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company’s Articles of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, not repaid (in the case of the Company’s Subsidiaries incorporated in foreign jurisdictions), nonassessable and free of preemptive rights and all such shares (other than nominee shareholdings or directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer’s designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) and agreements in respect of, or limitations on, the Company’s voting rights. The Company has made available to the Buyer complete and accurate copies of the charter, by-laws, memorandum or articles of association or other organizational documents of each Subsidiary of the Company, and all such documents so delivered or made available are in full force and effect. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company.

No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 2.3.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval of the principal terms of the Merger (the “Company Voting Proposal”) by the Company’s shareholders under the CGCL (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) approved this Agreement and approved the Agreement of Merger in accordance with the provisions of the CGCL, (iii) directed that this Agreement and the principal terms of the Merger be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of the principal terms of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or By-laws of the Company or of the charter, by-laws, memorandum or articles of association or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.10 hereof), or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any Company Material Contract required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and compliance with other applicable Antitrust Laws, (ii) the filing of the Agreement of Merger with the California Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of the principal terms of the Merger and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since July 1, 2001, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company files after the date hereof until the Effective Time) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, filed on a timely basis, (ii) at the time filed, were, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC

Reports at the time filed (i) complied, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of December 31, 2004 is referred to herein as the “Company Balance Sheet.”

(c) Section 3.4(c) of the Company Disclosure Schedule contains complete and correct copies of the unaudited financial statements of Pinnacle Systems GmbH, Braunschweig, as of June 30, 2004, the audited financial statements of PS Miro Holdings Inc. & Co. KG, Munich, as of June 30, 2004 (collectively, the “German Financial Statements”). The German Financial Statements (i) have been prepared in accordance with German Generally Accepted Accounting Principles (Grundsätze ordnungsgemäßer Buchführung und Bilanzierung), including without limitation having regard to the principles of accounting and valuation continuity and in compliance with the pertinent commercial law provisions, applied on a consistent basis throughout the periods involved, (ii) fairly present the asset, financial and earnings situation of Pinnacle Systems GmbH, Braunschweig, and PS Miro Holdings Inc. & Co. KG, Munich, as of the dates indicated, consistent with the books and records of Pinnacle Systems GmbH, Braunschweig, and PS Miro Holdings Inc. & Co. KG, Munich, (iii) observe the principle of the minimum valuation (Niederstwertprinzip) and (iv) accurately and completely reflect all liabilities and contingent liabilities (including but not limited to taxes and accruals for severance payments under Articles 89b of the German Commercial Code and/or the Council Directive 86/653/EEC of December 18, 1986 on the coordination of the laws of the Member States relating to self-employed commercial agents) of Pinnacle Systems GmbH, Braunschweig, and PS Miro Holdings Inc. & Co. KG, Munich.

(d) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders and stockholders, respectively, of the Company and the Buyer (the “Joint Proxy Statement/Prospectus”) in connection with (i) the meeting of the Company’s shareholders to consider the Company Voting Proposal (the “Company Shareholders Meeting”) (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Shareholders Meeting), and (ii) the meeting of the Buyer’s stockholders (the “Buyer Stockholders Meeting”) to consider the issuance of shares of Buyer Common Stock and the amendment to the Buyer’s Certificate of Incorporation (the “Buyer Voting Proposals”), on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders and stockholders, respectively, of the Company or the Buyer, or at the time of the Company Shareholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Buyer Stockholders Meeting that has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that information the Company is required to disclose in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to the Company’s management as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and the Audit Committee of the Company’s Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations. Each required form, report and document containing financial statements that the Company has filed with or submitted to the SEC since August 29, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for obligations or liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet, as of the date hereof the Company and its Subsidiaries do not have any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Company SEC Reports, including those relating to matters involving any Environmental Law (any such obligations or liabilities, “Company Obligations”), that are material, individually or in the aggregate, and that are required by GAAP to be shown as a liability on a consolidated balance sheet of the Company. To the knowledge of the Company, as of the date hereof, the Company and its Subsidiaries do not have any other Company Obligations, except (a) as disclosed in the Company SEC Reports filed prior to the date of this Agreement and (b) for such Company Obligations that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Between the date of the Company Balance Sheet and the date of this Agreement, there has not been any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement (other than actions or events that would have required consent solely pursuant to Section 5.1(b) to the extent such option grants are in the Ordinary Course of Business, Section 5.1(j), Section 5.1(n) (for purposes of this Section 3.6 only, the term “material contract or agreement” in Section 5.1(n) shall have the meaning ascribed to the term “material definitive agreement” in Item 1.01 of Form 8-K)), subclause (A) of Section 5.1(o) to the extent in the Ordinary Course of Business, subclause (B) of Section 5.1(o) to the extent such increase is in the Ordinary Course of Business, subclause (D) of Section 5.1(o), subclause (E) of Section 5.1(o) or Section 5.1(v)) had such action or event occurred after the date of this Agreement.

3.7 Taxes.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations for the purposes of any Taxes or with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each Subsidiary for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) “Tax Returns” shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

(b) The Company has delivered or made available to the Buyer or made available to the Buyer for inspection (i) complete and correct copies of all Tax Returns of the

Company or any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have never been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

(c) Neither the Company nor any Subsidiary (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) as a result of or arising under the transactions contemplated by this Agreement or as a result of the Merger and any subsequent event or (ii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(f) Neither the Company nor any Subsidiary (i) is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under former Section 341(f) of the Code, or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(h) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(j) Neither the Company nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(k) Neither the Company nor any Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(l) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(m) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(n) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(o) Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(p) Section 3.7(p) of the Company Disclosure Schedule sets forth a complete and accurate list of any Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(q) Section 3.7(q) of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

(r) Any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms (or is exempt from those paragraphs) and, if not exempt, has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(s) Neither the Company nor any of its Subsidiaries shall be liable for any Taxes in relation to any options granted prior to the Closing to any directors or employees resident for Tax purposes in the United Kingdom as a result of the assumption, cancellation, exercise, assignment or release of such options, except where such Taxes can be recovered from the directors or employees in question.

(t) All documents in the enforcement of which the Company or any of its Subsidiaries may be interested and which are liable to any form of stamp duty (or any corresponding Taxes) have been duly stamped.

(u) The UK Subsidiary has never repaid nor agreed to repay, nor redeemed nor agreed to redeem, nor purchased nor agreed to purchase, nor granted an option under which it may become liable to purchase, any shares of any class of its issued share capital. The UK Subsidiary has never capitalized nor agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description. The UK Subsidiary has never issued or agreed to issue any share capital other than for the receipt of new consideration. The UK Subsidiary has never issued or agreed to issue any debt securities. For the purposes of this Agreement, the “UK Subsidiary” means Pinnacle Systems Limited.

3.8 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and may not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has delivered or made available to the Buyer complete and accurate copies of all Company Leases.

3.9 Intellectual Property.

(a) The Company and its Subsidiaries exclusively own or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (excluding generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses), the absence of which, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights, database rights and designs and registrations and applications for registration thereof; (iv) computer software, algorithms, file structures, data and documentation, including preparatory design materials; (v) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vi) other proprietary rights relating to or having equivalent effect to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (vii) copies and tangible embodiments thereof.

(b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any material Intellectual Property owned by the Company, including software that is used in the manufacture of, incorporated in, or forms a part of any Customer Deliverable (the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material third party Intellectual Property, including software, that is used in the manufacture of, incorporated in, or forms a part of any Customer Deliverable (the “Third Party Intellectual Property”). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, unregistered trademarks that are not currently being used by the Company or any of its Subsidiaries, and all trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property that is incorporated into any Customer Deliverable. For the purposes of this Agreement, “Customer Deliverables” means (A) the products that the Company or any Subsidiary currently manufactures, markets, sells or licenses or has manufactured, marketed, sold or licensed within the previous two years and (B) the services that the Company or any Subsidiary currently provides or has provided within the previous two years.

(c) All patents, copyrights, trademarks (other than unregistered trademarks that are not currently being used by the Company or any of its Subsidiaries) and service marks that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other Person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. There have not been any claims made from any person retained, commissioned, employed or otherwise engaged by the Company or any of its Subsidiaries pursuant to section 40 of the Patents Act 1977 or equivalent legislation anywhere in the world, and, to the knowledge of the Company, no circumstances exist which will result in any liability to the Company or any of its Subsidiaries thereunder.

(d) None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

(e) Section 3.9(e) of the Company Disclosure Schedule lists all Open Source Materials that the Company or any Subsidiary has incorporated into any Customer Deliverable and describes the manner in which such Open Source Materials have been used, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or any Subsidiary. Except as set forth on 3.9(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, software developed and/or distributed by the Company or any Subsidiary; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to software developed or distributed by the Company or any Subsidiary or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including but not limited to using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge). “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, Filezilla, the ActiveState License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

(f) The Company, each of its Subsidiaries, and each current and former employee of the Company and each of its Subsidiaries, have complied with all requirements under applicable law and applicable written agreements with regard to the transfer of Intellectual Property from such employees to the Company or its Subsidiaries, as applicable, including but not limited to, the mandatory provisions of the German Act on Employee’s Inventions with regard to the licensing of Intellectual Property.

3.10 Agreements, Contracts and Commitments.

(a) For purposes of this Agreement, “Company Material Contract” shall mean all of the following agreements (written or oral):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, service or consulting agreement with any current or former executive officer, employee or consultant of the Company or any of its Subsidiaries or member of the Company’s Board of Directors contemplating payment in excess of $150,000 in any year, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) any agreement containing any covenant (A) prohibiting or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, make, sell or distribute any material product or service, or compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them engage, (B) granting any exclusivity rights or “most favored nation” status that, following the Merger, would in any way apply to the Buyer or any of its Subsidiaries, or (C) prohibiting or limiting the right of the Company to enforce any Company Intellectual Property;

(iv) any agreement relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any Person other than the Company’s Subsidiaries;

(v) any agreement to provide source code to any third party for any product or technology;

(vi) any agreement to license any third party to manufacture, reproduce, develop or modify any portion of the Company’s products, services or technology or any agreement to sell or distribute any of the Company’s products, services or technology, except (A) agreements with original equipment manufacturers, distributors, sales representatives or other resellers in the Ordinary Course of Business or (B) agreements allowing internal backup copies to be made by end-user customers in the Ordinary Course of Business;

(vii) any note, bond, mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

(viii) any settlement agreement (including any compromise agreement or other form of release) entered into within three years prior to the date of this Agreement, other than (A) releases or settlement agreements immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment or engagement with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

(ix) any agreement not described in clause (iii) above under which the Company or any Subsidiaries has licensed or otherwise made available any Company Intellectual Property or Third Party Intellectual Property to a third party, other than to original equipment manufacturers, customers, distributors and other resellers in the Ordinary Course of Business;

(x) any agreement under which the Company or any Subsidiaries has received a license to any material Third Party Intellectual Property but excluding generally commercially available, off-the-shelf software programs with an individual purchase price of less than $50,000;

(xi) any agreement between the Company or any of its Subsidiaries and any of the top 10 customers of the Company and its Subsidiaries (determined on the basis of total revenues received by the Company and its Subsidiaries during the year ended December 31, 2004) (the “Major Customers,” and each such Contract, a “Major Customer Contract”);

(xii) any agreement which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $250,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on 90 (or fewer) days’ notice;

(xiii) any Company Lease or lease, sublease or license by the Company or any of its Subsidiaries of any real property; or

(xiv) any other agreement of the Company or any of its Subsidiaries (i) with any Affiliate of the Company (other than the Company or any other of its Subsidiaries), (ii) with a Governmental Authority (other than ordinary course agreements with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Company or any of its Affiliates, (iii) with investment bankers, financial advisors, attorneys, accountants or management consultants retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis, (iv) providing for indemnification by the Company or the relevant Subsidiaries of any Person, except for any such agreement that is (A) not material to the Company or any of its Subsidiaries and (B) entered into in the Ordinary Course of Business, or (v) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the numbered and lettered clauses and sub-clauses set forth in Section 3.10(b)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof, and complete and correct copies

(including all amendments, modifications, extensions, renewals, guarantees or other contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information) of each Company Material Contract has been made available to Buyer.

(c) All Company Material Contracts are legal, valid and binding and in full force and effect, except for such failures to be legal, valid and binding or in full force and effect that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated, and, to the knowledge of the Company, no other party to any of the Company Material Contracts have violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect.

(d) During the last six months, none of the Major Customers has terminated or requested any material amendment to, or provided written notice of non-renewal of, any of its Major Customer Contracts, or any of its existing relationships, with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written notices of termination or, to the Company’s knowledge, any threats of termination from any of the Major Customers.

(e) The Company has made available to Buyer a copy of each of its standard form contracts currently in use by the Company or any of its Subsidiaries in connection with their respective businesses (each, a “Company Standard Form Contract”).

Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates following the Closing; provided however that the Company and its Subsidiaries shall not be considered Affiliates of the Buyer for the purposes of this Section 3.10(f).

3.11 Litigation; Product Liability. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no civil, criminal or administrative action, suit, proceeding, claim, arbitration, hearing or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders, awards or decrees outstanding or pending against the Company or any of its Subsidiaries. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries.

3.12 Environmental Matters.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and may not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) there is no Contamination of or at the properties currently leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iv) there was no Contamination of or at the properties formerly leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were leased or operated by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

(vi) neither the Company nor any of its Subsidiaries has Released any Hazardous Substance to the environment;

(vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(ix) to the Company’s knowledge, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor to the Company’s knowledge was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xii) to the Company’s knowledge, there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

(xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

(b) For purposes of this Agreement, “Environmental Law” means any law, national or local statute, regulation, order, decree, permit, authorization, directive, opinion, subordinate legislation, common law or agency requirement, mandatory codes, regulations, decrees, injunctions, judgments and notices issued, promulgated or approved thereunder (and all judicial and administrative interpretation of the foregoing) of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property.

(c) For purposes of this Agreement, “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

(d) For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

(e) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(f) There are no documents (whether in hard copy or electronic form) known to the Company that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to or with respect to which there is any liability, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether contractual or discretionary, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (whether or not subject to ERISA) involving direct or indirect compensation on retirement or death, including insurance coverage (whether life, private medical or dental, long-term disability or otherwise), life assurance, vacation, loans, fringe benefits, retential or change in control benefits, severance benefits, disability benefits, deferred compensation, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation or benefits and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has delivered or made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) and all other applicable legislation and regulations. All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service, to the United States Department of Labor or any similar non-US equivalent body or organization have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan.

(h) Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement with any shareholder or director of the Company, Company Insiders (as defined in Section 6.15(c)) or any officer, director or stockholder of any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or executive officer. The Company has made available to the Buyer the information necessary to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(j) In respect of all current and former employees of the Company and any of its Subsidiaries who are or have at any time been resident in the United Kingdom (“UK Employees”), all pension arrangements provide and have provided only money purchase benefits (as defined in section 181 of the United Kingdom’s Pension Schemes Act 1993) and the Company, any Subsidiary or any trustee of any plan or arrangement established by the Company or any Subsidiary have never given any promise or assurance (oral or written and whether legally enforceable or not) to any UK Employee (or any person related to or associated with any UK Employee) that any retirement, death or disability benefits will be calculated wholly or partly by reference to any person’s remuneration or equate (approximately or exactly) to any particular level or amount.

3.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. To its knowledge, neither the Company nor any Subsidiary is under investigation by any Governmental Entity or state, federal or local regulatory body or agency.

3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and may not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.16 Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees and consultants of the Company and each of its Subsidiaries whose annual rate of compensation exceeds $150,000 per year, along with the position, date of employment commencement, notice period (if any), age (as of the respective dates indicated) and the annual rate of compensation of each such Person together with like details in relation to any Person who has an outstanding offer of employment or engagement with the Company or any Subsidiary, or who has accepted an offer of employment or engagement but has yet to commence working pursuant to it. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. The German Subsidiary of the Company and its employees have complied with the mandatory provisions of the German Act on Employee’s Inventions. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor or trade union, labor organization, staff association or works council, including any works council under the German Works Council Constitution Act, or similar grouping of employee representatives. Section 3.16(a) of the Company Disclosure Schedule contains a list of all members of any labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations, including the substitute members. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or which is seeking to compel the Company or any Subsidiary to bargain with or recognize any labor or trade union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Each employee of the Company and its Subsidiaries working in a country other than one of which such employee is a national, has a valid work permit or visa enabling them to work lawfully in the country in which such employee is employed.

(b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries (i) has an employment agreement, other than the employees of the Company and its Subsidiaries located in France, Germany, India, Korea, Singapore and the United Kingdom (the “Foreign Employees”) substantially all of whom, to the Company’s knowledge, have employment agreements, (ii) to the Company’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or has violated any notice period agreed with a previous employer by taking up employment with the Company or any Subsidiary, or (iii) in the case of any Company Insiders (as defined in Section 6.15(c)) or any officer of any Subsidiary, has terminated their employment with the Company or any Subsidiary, or had their employment terminated by the Company or Subsidiary, nor given or is in receipt of notice to terminate their employment with the Company or any of its Subsidiaries within the past twelve months.

(c) All employment terms and conditions of the Foreign Employees are covered by written employment agreements and shop agreements. To the Company’s knowledge, there are no oral side agreements.

(d) The Company and each Subsidiary have complied with the terms of employment and engagement of all their respective officers, employees, workers and consultants and with all laws, orders, declarations, regulations, codes of practice and collective bargaining agreements relating to the employment or engagement of such officers, employees, workers and consultants, and no claim has been made or threatened against the Company or any Subsidiary by any officer, employee, worker or consultant or by any person claiming to represent the same.

(e) No proposal, assurance or commitment has been communicated to any executive officer regarding any change to his or her terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement and no negotiations have commenced for any such matter.

(f) The Company and its Subsidiaries have no liability as of the Closing to any present or former employee, consultant, worker or officer or any representative of the same to pay compensation, damages (including without limitation damages in connection with professional illness and work accidents), a redundancy payment, a protective award, a severance payment or any other payment other than amounts due in the Ordinary Course of Business under an employment or consulting agreement, and no such claims are pending or, to their knowledge, have been threatened.

(g) The Company and its Subsidiaries do no have any obligation to make any payments on redundancy in excess of any statutory redundancy pay or other payments mandated by applicable law.

3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth the insurance policies (the “Insurance Policies”) maintained by the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

3.18 Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e. LIFO or FIFO) described in the Company’s audited financial statements for the year ended June 30, 2004.

3.19 Assets. The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and have not resulted in, and may not reasonably be expected to have, a Company Material Adverse Effect.

3.20 Warranty. The financial statements included in the Company SEC Reports include all expenses incurred by the Company and its Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and similar provisions during each of the fiscal years and the interim period included in the Company SEC Reports. The Company is not aware of any reason why such expenses should significantly increase in the future.

3.21 Customers and Suppliers. The Company has previously supplied to the Buyer a list that (a) accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each of the 50 largest customers of the Company or any of its Subsidiaries based on consolidated revenues in the one year period ended December 31, 2004, and (b) accurately identifies each material supplier to the Company or any Subsidiary, including each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer has notified the Company or any of its Subsidiaries in writing or, to the Company’s knowledge, otherwise indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No such supplier has notified the Company or any of its Subsidiaries in writing or, to the Company’s knowledge, otherwise indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them except for notices of the end of life of products received from suppliers in the Ordinary Course of Business.

3.22 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

3.23 Opinion of Company Financial Advisor. The financial advisor of the Company, Lazard Frères & Co. LLC, has delivered to the Company an opinion dated the date of this

Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

3.24 Rights Agreement. The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Buyer (the “Rights Agreement Amendment”), and taken all other action necessary or appropriate so that the entering into of this Agreement or the Company Shareholder Voting Agreement do not and will not result in the ability of any Person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

3.25 Privacy Policies. The Company and its Subsidiaries, and each of their respective employees, (i) have complied with the Company’s privacy policy substantially in the form provided to the Buyer with respect to personally identifiable information, and (ii) have taken all appropriate and industry standard measures to protect and maintain the confidential nature of any personally identifiable information that the Company or any of its Subsidiaries has collected or otherwise acquired.

3.26 Brokers; Fees and Expenses.

(a) No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Lazard Frères & Co. LLC, whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Lazard Frères & Co. LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(b) Section 3.26(b) of the Company Disclosure Schedule sets forth a good faith estimate of the fees and expenses incurred by the Company and any of its Subsidiaries through the date of this Agreement for legal and accounting services in connection with this Agreement and the transactions contemplated hereby. Section 3.26(b) of the Company Disclosure Schedule sets forth a good faith estimate of all other fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of Lazard Frères & Co. LLC. All such fees incurred and to be incurred by the Company and any of its Subsidiaries for legal and accounting services shall be at such professionals’ regular hourly rates and without premiums, success fees or similar fee arrangements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (a) the corresponding sections and paragraphs in this Article IV and (b) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and may not reasonably be expected to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, none of the following in and of itself or themselves shall be deemed to constitute a Buyer Material Adverse Effect: (w) any decrease in the market price or trading volume of the Buyer Common Stock after the date hereof (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Buyer Material Adverse Effect); (x) any failure by the Buyer to meet forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect); (y) any cancellation or deferral of customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships or loss of broadcast employees, in each case to the extent attributable to the public announcement or pendency of the Merger; or (z) any adverse change, event, circumstance, development or effect that results from changes attributable to conditions affecting the industries in which the Buyer participates or the economy as a whole in the United States or the other countries in which the

Buyer conducts its principal operations or derives significant sales (which changes in each case do not disproportionately adversely affect the Buyer and its Subsidiaries compared to other companies of similar size operating in the industry in which the Buyer and its Subsidiaries operate).

4.2 Capitalization. The authorized capital stock of the Buyer consists of 50,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share (the “Buyer Preferred Stock”), of which 500,000 shares are designated Series A Junior Participating Preferred Stock. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. As of the close of business on March 18, 2005, 35,128,678 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between December 31, 2004 and the date of this Agreement. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to (A) if applicable, the approval of the Buyer Voting Proposal by the Buyer’s stockholders under the rules of The Nasdaq Stock Market (the “Buyer Transaction Approval”), and (B) the approval of the Buyer’s stockholders of an amendment to the Certificate of Incorporation of the Buyer to increase the number of authorized shares of Buyer Common Stock from 50,000,000 to 100,000,000 (the “Buyer Charter Approval”, and collectively with the Buyer Transaction Approval, the “Buyer Stockholder Approvals”) to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Buyer (the “Buyer Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Buyer and its stockholders, (ii) directed that the Buyer Voting Proposals be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the Buyer Voting Proposals and (iii) to the extent necessary, adopted a resolution having the effect of causing the Buyer not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary), subject only to the required receipt of the Buyer Stockholder Approvals. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or of the Articles of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Buyer Stockholder Approvals and compliance with the requirements specified in clauses (i) through (ix) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, may not reasonably be expected to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and compliance with other applicable Antitrust Laws, (ii) the filing of the Agreement of Merger with the California Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and foreign securities laws; (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, (viii) the filing of the Certificate of Amendment to the Certificate of Incorporation of the Buyer with the Delaware Secretary of State increasing the number of authorized shares of Buyer Common Stock to 100,000,000, and (ix) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

(d) The affirmative vote of the holders of (i) a majority of the shares of Buyer Common Stock present or represented by proxy and voting at the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities necessary to obtain the Buyer Transaction Approval and (ii) a majority of the shares of Buyer Common Stock outstanding as of the record date for the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities necessary to obtain the Buyer Charter Approval, and such votes are the only votes of the holders of any class or series of the Buyer’s capital stock or other securities necessary for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

4.4 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 2002 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Effective Time) are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, filed on a timely basis, (ii) at the time filed, were, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not at the time they were filed, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Buyer or any of its Subsidiaries that would be required to be reported or set forth in the Buyer SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated in the Buyer SEC Reports at the time filed (i) complied, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will fairly present, the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of December 31, 2004 is referred to herein as the “Buyer Balance Sheet.”

(c) The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Buyer, the Buyer Voting Proposal and the Buyer Stockholders Meeting) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Shareholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Buyer Stockholders Meeting that has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

(d) The Buyer maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that information the Buyer is required to disclose in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to the Buyer’s management as appropriate, to allow timely decisions regarding required disclosure. The Buyer has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Buyer’s auditors and the Audit Committee of the Buyer’s Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are likely to adversely affect in any material respect the Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees of the Buyer or its Subsidiaries who have a significant role in the Buyer’s internal control over financial reporting. Since January 1, 2002, neither the Buyer nor any of its Subsidiaries nor, to the knowledge of the Buyer, any director, officer, employee, auditor, accountant or representative of the Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Buyer or any of its Subsidiaries, whether or not employed by the Buyer or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Buyer or any of its officers, directors, employees or agents to the Buyer’s Board of Directors or any committee thereof or to any director or officer of the Buyer.

(e) The Buyer is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations. Each required form, report and document containing financial statements that the Buyer has filed with or submitted to the SEC since August 29, 2002 was accompanied by the certifications required to be filed or submitted by the Buyer’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Buyer nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Buyer.

4.5 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

4.6 Tax Matters. To the Buyer’s knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code; provided that the Buyer shall not be in breach of this representation if the Merger fails to qualify as a reorganization under Section 368(a) of the Code by reason of the Buyer’s failing to acquire “control” of the Company for its voting stock as required by Section 368(a)(2)(E)(ii) of the Code.

4.7 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.8 Opinion of Buyer Financial Advisor. The financial advisor of the Buyer, Piper Jaffray & Co., has delivered to the Buyer an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the Buyer from a financial point of view, a signed copy of which opinion has been delivered to the Company.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as consented to in writing by the Buyer or as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use all commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) except as permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, and other than the issuance of Company Common Stock prior to or upon termination of the Company ESPP in accordance with its terms as of or prior to the Effective Time);

(c) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory, components or, subject to clause Section 5.1(j) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business or licenses of technology in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

(g) adopt or implement any shareholder rights plan or, except as provided in Section 3.24, alter or further amend the Company Rights Plan or the Company Rights;

(h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of December 31, 2004 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $500,000 per month for the Company and its Subsidiaries, taken as a whole, in the Ordinary Course of Business;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

(m) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party or, except in the Ordinary Course of Business, knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) except in the Ordinary Course of Business (A) enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

(o) except as required to comply with applicable law or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are the same in all material respects as the terms and conditions of the employees being replaced, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) other than temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 10 business days notice without severance or ongoing benefit obligations), (B) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 125,000 shares in the aggregate or 20,000 shares to any one Person, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company’s customary terms), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(q) commence any offering of shares of Company Common Stock pursuant to the Company’s Employee Stock Purchase Plan;

(r) initiate, compromise or settle any material litigation or arbitration proceeding;

(s) open or close any facility or office;

(t) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Article VII hereof other than as specifically provided for in Section 6.1 or Section 8.1(h).

5.2 Confidentiality. The parties acknowledge that the Buyer and Lazard Frères & Co. LLC (on behalf of the Company) have previously executed a confidentiality agreement dated as of January 5, 2005, as amended by letter dated March 14, 2005 between the Buyer and the Company (the “Company Confidentiality Agreement”), and that the Buyer and the Company have previously executed a confidentiality agreement dated as of March 9, 2005 (collectively, the “Confidentiality Agreements”), which Confidentiality Agreements shall continue in full force and effect in accordance with their terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, knowingly or intentionally encourage, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 6.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section 6.1).

Notwithstanding the foregoing, prior to the approval of the principal terms of the Merger at the Company Shareholders Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and a nationally recognized independent financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Company Confidentiality Agreement and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the third business day following the Buyer’s receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal (or any material change in the terms of such Superior Proposal), specifying the material terms and conditions of such Superior Proposal (including any such material changes) and identifying the Person making such Superior Proposal. Such three business day period shall be required for each and every Superior Proposal or modification thereto, as applicable. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) except upon a termination of this Agreement pursuant to Section 8.1(h), limit the Company’s obligation to call, give notice of, convene and hold the Company Shareholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

(c) Notices to the Buyer; Additional Negotiations. The Company shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person or entity making any Superior Proposal until after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) promptly notify the Buyer if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal or inquiry and shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any material change in the terms of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal and (iii) if the Buyer shall make a counterproposal (including without limitation following delivery of a written notice to the Buyer pursuant to Section 6.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any correspondence, other written materials or other information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer (to the extent not already previously provided).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering) or (iii) any proposal or offer to acquire (including without limitation through any license) in any manner, directly or indirectly, over 20% of the equity securities or assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written proposal made by a third party (other than one made in response to any solicitation by the Company or its Representatives that is in violation of or inconsistent with the terms of this Agreement) to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement following consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Company Board is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not then committed unless in the good faith judgment of the Company Board such financing is reasonably likely to be committed.

6.2 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration

Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Buyer and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders or stockholders, as the case may be, at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

(b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 Nasdaq Quotation. The Buyer and the Company each agree to continue the quotation of Buyer Common Stock and Company Common Stock, respectively, on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. Each of the Buyer and the Company shall (and shall cause each of its Subsidiaries to) afford to each other’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to applicable law regarding the sharing of information), during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Buyer and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the each other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Each of the Buyer and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5 Shareholders and Stockholders Meeting.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Shareholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Stock Market or the CGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

(b) The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Buyer Stockholders Meeting for the purpose of considering and voting upon the Buyer Voting Proposals. To the fullest extent permitted by applicable law, unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, (i) the Buyer Board shall recommend approval and adoption of the Buyer Voting Proposals by the stockholders of the Buyer and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Buyer Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Buyer Board that the Buyer’s stockholders vote in favor of the Buyer Voting Proposals. Unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, the Buyer shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Buyer Voting Proposals and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of the Buyer required by the rules of The Nasdaq Stock Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer’s stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

(c) The Company shall call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its shareholders for the purpose of acting upon such proposal.

The Buyer shall call, give notice of, convene and hold the Buyer Stockholders Meeting in accordance with this Section 6.5 and shall submit the Buyer Voting Proposals to its stockholders for the purpose of acting upon such proposals.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.6(b), the Company and the Buyer shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, any foreign antitrust laws or regulations, and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings (subject to applicable law regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use all commercially reasonable efforts (subject to applicable law regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use all commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission, or any Governmental Entity administering any other applicable Antitrust Law, authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the

Company shall each use all commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Section 368(a) Reorganization. The Buyer and the Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, provided that neither party shall be in breach of this covenant if the Merger fails to qualify as a reorganization under Section 368(a) of the Code by reason of the Buyer’s failing to acquire “control” of the Company for its voting stock as required by Section 368(a)(2)(E)(ii) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

6.9 Affiliate Legends. Section 6.9 of the Company Disclosure Schedule sets forth a list of those Persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). The Company shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of Buyer Common Stock issued in the Merger if (i) such request is made more than one year after the Effective Time and (ii) such holder is not then a Rule 145 Affiliate of the Buyer).

6.10 Nasdaq Stock Market Listing. The Buyer shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

6.11 Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld or delayed.

6.12 Indemnification.

(a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

(b) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered or made available to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such Persons as the Company’s existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage.

(c) The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The Buyer shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.12.

6.13 Employee Matters. With respect to the employees of the Company and its Subsidiaries who remain employed after the Effective Time by the Company or any Subsidiary for a period of at least 180 days following the Effective Time (the “Continuing Employees”), and to the extent permitted under the terms of the Buyer’s applicable benefit plans, the Buyer shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Company and its Subsidiaries prior to the Effective Time as service rendered to the Buyer or any affiliate of the Buyer for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual. The Buyer shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company’s group health plan shall be excluded from the Buyer’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, the Buyer shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Buyer benefit plans. Furthermore, nothing contained in this Section 6.13 shall require or imply that the employment of the employees of the Company and its Subsidiaries who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section 6.13 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder.

6.14 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.15 Exemption from Liability Under Section 16(b).

(a) The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock and cash in exchange for shares of Company Common Stock and of options to purchase Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock and cash, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved at the Company Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable law and the Company’s Articles of Incorporation and By-laws. The Buyer Voting Proposals shall have been approved at the Buyer Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law, the rules of The Nasdaq Stock Market and the Buyer’s Certificate of Incorporation and By-laws.

(b) HSR Act and other Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained except with respect to jurisdictions in which neither the Company nor Buyer derives significant sales.

(c) Governmental Approvals. Other than the filing of the Agreement of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which may not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(f) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, or (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement or (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Tax Opinion. Provided the Control Test (as defined below) is satisfied, the Buyer shall have received a written opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided further that if the Control Test is satisfied but Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if DLA Piper Rudnick Gray Cary US LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wilmer Cutler Pickering Hale and Dorr LLP or DLA Piper Rudnick Gray Cary US LLP, as the case may be, to enable them to render such opinion). This condition shall be of no force or effect if the Control Test is not satisfied, as evidenced by the inability of both Wilmer Cutler Pickering Hale and Dorr LLP and DLA Piper Rudnick Gray Cary US LLP to render such opinion.

For purposes of this Agreement, the “Control Test” will be satisfied if, pursuant to the Merger, shares of Company capital stock representing “Control” of the Company will be exchanged solely for Buyer Common Stock, and “Control” means stock of the Company possessing at least 80% of the total combined voting power of all classes of stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of stock of the Company. For purposes of the Control Test: (i) the fair market value of the Buyer Common Stock at the Effective Time will equal the last reported sales price of Buyer Common Stock at 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market on the Effective Date; and (ii) shares of Company Common Stock exchanged in the Merger for cash (including, without limitation, cash paid to shareholders perfecting appraisal rights or in lieu of fractional shares of Buyer Common Stock) will be treated as shares of Company Common Stock outstanding on the date of the Merger but not exchanged for Buyer Common Stock.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, or (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Buyer Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement or (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Tax Opinion. Provided the Control Test is satisfied, the Company shall have received the opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided further that if the Control Test is satisfied but DLA Piper Rudnick Gray Cary US LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to DLA Piper Rudnick Gray Cary US LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion). This condition shall be of no force or effect if the Control Test is not satisfied, as evidenced by the inability of both DLA Piper Rudnick Gray Cary US LLP and Wilmer Cutler Pickering Hale and Dorr LLP to render such opinion.

(d) Nasdaq. The Buyer, if required by the rules of The Nasdaq Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the principal terms of the Merger by the shareholders of the Company, the stockholders of the Buyer or the sole shareholder of the Transitory Subsidiary:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by the five-month anniversary of the date of this Agreement, which date shall be extended, upon written notice of either Buyer or the Company to the other party on or prior to the five-month anniversary of the date of this Agreement, to the eight-month anniversary of the date of this Agreement in the event that (i) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or (ii) any other approval under applicable Antitrust Laws as set forth in Section 7.1(b) shall not have been obtained on or prior to the five-month anniversary of the date of this Agreement (such date, as it may have been extended pursuant to the preceding clause (ii), the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement); or

(e) by either the Buyer or the Company if at the Buyer Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement); or

(f) by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after the Buyer requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or any amendment to an Acquisition Proposal; (iii) the Company Board (or any committee thereof) shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or (vi) for any reason the Company shall have failed to hold the Company Shareholders Meeting and submit the Company Voting Proposal to the Company’s shareholders by the date which is one business day prior to the Outside Date; or

(g) by the Company, if: (i) the Buyer’s Board of Directors (or any committee thereof) shall have failed to recommend approval of the Buyer Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Buyer Voting Proposal; (ii) the Buyer shall have materially breached its obligations under Section 6.5; or (iii) for any reason the Buyer shall have failed to hold the Buyer Stockholders Meeting and submit the Buyer Voting Proposals to the Buyer’s stockholders by the date which is one business day prior to the Outside Date; or

(h) by the Company, if prior to the Company Shareholders Meeting: (i) the Company has received an Acquisition Proposal constituting a Superior Proposal, the Board of Directors of the Company has determined that it desires to approve entering into a written agreement providing for such Superior Proposal and has notified the Buyer in writing of its desire; (ii) two business days have elapsed following the Buyer’s receipt of such written notification (which notification shall include a description of the material terms of such Superior Proposal and a copy of the current version of any written agreement providing for such Superior Proposal), and during such two business day period the Company has reasonably cooperated with the Buyer with the intent of enabling the Buyer to make an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal; (iii) prior to 5:00 p.m. California time on the second business day of such two business day period the Buyer has not made an offer that is at least as favorable to the Company’s shareholders as such Superior Proposal; (iv) at the end of such two business day period the Board of Directors of the Company reasonably believes that such Acquisition Proposal continues to be a Superior Proposal; and (v) the Company prior to or concurrently with such termination pays to the Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.3(b); or

(i) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(j) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation and (ii) the provisions of Sections 3.26, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally (i) the filing fee of the Buyer’s pre-merger notification report under the HSR Act and all fees and expenses incurred by the Buyer or the Company in seeking approvals under all other applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) The Company shall pay the Buyer a termination fee of $15,000,000 in the event of the termination of this Agreement:

(i) by the Buyer pursuant to Section 8.1(f) or Section 8.1(h); or

(ii) by the Buyer or the Company pursuant to Section 8.1(d) if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company that shall not have been absolutely and unconditionally withdrawn and abandoned, and within 12 months after such termination there shall have been consummated any transaction, or any agreement shall have been entered into providing for, (A) the merger or combination of the Company (other than solely with a wholly owned Subsidiary of the Company), (B) the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering) or (C) the acquisition (including without limitation through any license) in any manner, directly or indirectly, of more than 20% of the equity securities or assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of the Company (a “Tail Transaction”).

Any fee due under Section 8.3(b)(i) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid by wire transfer of the same-day funds within one business day after the consummation of the Tail Transaction.

(c) The Buyer shall pay the Company a termination fee of $15,000,000 in the event of the termination of this Agreement by the Company pursuant to Section 8.1(g). Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to:

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA 01876

Attn:      General Counsel

Telecopy: (978) 851-7216

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:     David A. Westenberg, Esq.

              Jay E. Bothwick, Esq.

Facsimile: (617) 526-5000

if to the Company, to:

Pinnacle Systems, Inc.

280 North Bernardo Avenue

Mountain View, CA 94043

Attn:      Chief Executive Officer

Facsimile: (650) 930-2424

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

2000 University Avenue

East Palo Alto, CA 94303

Attn:     Gregory M. Gallo, Esq.

              Diane Holt Frankle, Esq.

Facsimile: (650) 833-2001

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreements shall remain in effect in accordance with their respective terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.12 for Indemnified Parties, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder.

9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Transitory Subsidiary may assign this Agreement to any other direct or indirect wholly owned Subsidiary of the Buyer in lieu of the Transitory Subsidiary without consent of the Company, provided that the Buyer and the Transitory Subsidiary shall remain liable for all of the Transitory Subsidiary’s obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AVID TECHNOLOGY, INC.

By:	/s/ DAVID A. KRALL
Title:	President and Chief Executive Officer

HIGHEST MOUNTAIN CORPORATION

By:	/s/ ETHAN E. JACKS
Title:	President

PINNACLE SYSTEMS, INC.

By:	/s/ PATTI S. HART
Title:	President, Chief Executive Officer and Chairman

SCHEDULE A

Parties to Company Shareholder Voting Agreement

Patti S. Hart

Ajay Chopra

Mary Dotz

Scott E. Martin

L. Gregory Ballard

Robert J. Finocchio, Jr.

L. William Krause

John C. Lewis

Harry Motro

Parties to Buyer Stockholder Voting Agreement

David A. Krall

William J. Warner

Charles L. Smith

David M. Lebolt

Paul J. Milbury

Michael J. Rockwell

Joseph Bentivegna

Patricia A. Baker

Ethan E. Jacks

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